Exhibit 99.1

Media Contacts

Aaron Bedy	Lex Suvanto
BearingPoint	Abernathy MacGregor
678-731-2841	212-371-5999
aaron.bedy@bearingpoint.com	lex@abmac.com

Investor Contact
Denise Stone
BearingPoint
973-214-9953
denise.stone@bearingpoint.com
For immediate release
BEARINGPOINT REACHES AGREEMENT TO SELL KEY BUSINESS UNIT
Deloitte to Acquire Public Services Business; Company Enters into Letter of Intent with PricewaterhouseCoopers LLP to Acquire Substantial Portion of Commercial Services Business; In Negotiations to Sell Other Businesses
McLean, Va., March 23, 2009 – BearingPoint, Inc., today announced an update to its reorganization plan involving the planned sale of substantially all of its businesses to a number of parties.
BearingPoint and Deloitte have entered into an asset purchase agreement by which Deloitte will purchase a significant portion of BearingPoint’s largest business unit, Public Services, for a price of $350 million, subject to adjustment and customary closing conditions. The purchase agreement is subject to the rules of the existing financial restructuring process, which, among other things, require that the Company consider all “higher and better” offers from other potential buyers and obtain Court approval. There can be no assurance that the transaction will be approved by the Court or completed. Subsequent sales of other portions of the Company may be subject to a similar approval process.
In addition, BearingPoint has signed a non-binding letter of intent to sell a substantial portion of its North American Commercial Services business, including its Financial Services segment, to PricewaterhouseCoopers LLP for $25 million. PwC Advisory Co., Ltd. (PwC Japan), a PricewaterhouseCoopers firm operating in Japan, is also in advanced negotiations to acquire the Company’s consulting practice in Japan.
BearingPoint is in late-stage negotiations with its local management teams to sell its European and Latin America practices. Further, BearingPoint is in separate negotiations with other parties and local management to sell various Asia Pacific practices, separate from Japan. There can be no assurance that the Company can enter into definitive agreements regarding such sales or that any transaction will be completed.

“Since we entered the restructuring process, we’ve been committed to evaluating all strategic options with the goal of charting the best possible course for the people, clients and creditors of BearingPoint,” said Ed Harbach, BearingPoint’s CEO.
“We have concluded that a sale of the Company’s business units maximizes value and provides the greatest stability for all interested parties. We are pleased that several parties have expressed interest in purchasing the majority of the Company,” continued Harbach. “These offers reflect the inherent value of our business and the world-class service we continue to provide our clients.“
“We remain steadfast in our commitment to the clients we serve as we transition through this process and beyond,” concluded Harbach.
AlixPartners, LLP and Greenhill & Co. are acting as financial advisors to the Company. Davis Polk & Wardwell is acting as legal counsel to the Company in connection with the sale of its Public Services business to Deloitte. Weil, Gotshal & Manges LLP is acting as legal counsel in connection with the Company’s restructuring process.
About BearingPoint, Inc.
BearingPoint, Inc. (OTCBB: BGPTQ) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in more than 60 countries worldwide. Based in McLean, Va., the firm has approximately 15,000 employees focusing on the Public Services, Commercial Services and Financial Services industries. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. Our service offerings are designed to help our clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to “next-generation” technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including, without limitation, certain statements regarding the Company’s restructuring process and the sale of the Company’s businesses. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include, without limitation: (i) the ability of the Company to continue as a going concern; (ii) the Company’s ability to obtain bankruptcy court approval with respect to the proposed sale transactions, if required, and changes to the restructuring plan; (iii) bankruptcy court rulings and the outcome of the Company’s Chapter 11 proceedings in general; (iv) the ability of the Company to consummate the proposed sale of its Public Services business unit as well as enter into definitive agreements with respect to the sale of the rest of its businesses on favorable terms, if at all; (v) the ability of the Company to meet conditions precedent prior to the consummation of any sale transactions; (vi) the ability of third-parties to fulfill their obligations pursuant to sale agreements; and (vii) uncertainties related to the Company’s bankruptcy proceedings and those inherent in transactions involving the sale of the portions of the Company. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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